Exhibit 99.1

Material Sciences Expands Board of Directors to Eight; Appoints Ryan J. Levenson as Director

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--May 10, 2013--Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced it has expanded the Board of Directors to eight and Ryan J. Levenson has been appointed to the Board. Mr. Levenson was recently nominated for election as a Director by Privet Fund Management, LLC (Privet), which currently owns approximately 9.3% of the Company’s common stock outstanding.

Mr. Levenson, 37, is currently Principal and Managing Member of Privet, an investment firm, since its founding in February 2007. Mr. Levenson served as a member of the Board of Directors and Compensation and Audit Committees of The Middleby Corporation (NASDAQ: MIDD) from May 2006 until November 2012. Prior to founding Privet in February, 2007, Mr. Levenson served as Vice President of Business Development at MSI, a privately held building products distributor and construction services company since 2003. Prior to MSI, Mr. Levenson served as a financial analyst for Cramer Rosenthal McGlynn’s long/short equity hedge fund after working at SAC Capital Advisors LLC in a similar capacity. Mr. Levenson began his career as an analyst for CJS Securities. Mr. Levenson graduated from Vanderbilt University.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

CONTACT:
Material Sciences Corporation
James D. Pawlak, Vice President, Chief Financial Officer, 847-439-2210
or
SM Berger & Company
Stanley Berger / Andrew Berger, 216-464-6400